Exhibit 5.1

May 9, 2006

The McClatchy Company

2100 Q Street

Sacramento, California 95816

RE: Amendment No. 1 to the Registration Statement on Form S-4

Ladies and Gentlemen:

We have examined Amendment No. 1 to the Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission, Registration Number 333-133321 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of shares (the “Shares”) of your Class A Common Stock, par value $0.01 per share, to be issued in connection with the merger of Knight-Ridder, Inc., a Florida corporation, with and into you, as described in the Registration Statement (the “Transaction”). As your counsel in connection with the Transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares in the Transaction.

It is our opinion that, when issued in the manner described in the Registration Statement and following the filing and acceptance by the Secretary of State of the State of Delaware of the certificate of amendment (included as Annex F to the prospectus/proxy statement/information statement which forms part of the Registration Statement), the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.
WILSON SONSINI GOODRICH & ROSATI, P.C.